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                                                                  EXHIBIT (d)(2)

                              ASSUMPTION AGREEMENT


         This assumption agreement (the "Agreement") is made as of this 12th day of May, 2001, by and between Boston Trust Investment Management, Inc., a registered investment advisor having its principal place of business in Boston, Massachusetts ("Boston Trust"); United States Trust Company of Boston, a Massachusetts chartered banking and trust company having its principal place of business in Boston, Massachusetts ("USTB"), and The Coventry Group, a Massachusetts business trust registered as an investment company under the Investment Company Act of 1940, as amended ("Coventry"), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio.

         WHEREAS, USTB and Coventry, are parties to an Investment Advisory Contract dated as of January 11, 2000, as amended (the "Advisory Contract"); and

         WHEREAS, Boston Trust wishes to assume the duties and obligations of USTB under the Advisory Contract.

         NOW, THEREFORE, based on the foregoing, the parties agree as follows:

                  1. ASSUMPTION. Boston Trust, intending to be legally bound, hereby agrees to assume and perform all duties and obligations of USTB under the Advisory Contract.

                  2. GUARANTY AND INDEMNITY. USTB hereby irrevocably and unconditionally guarantees to Coventry the full performance of all of the financial obligations of under the provisions of the Advisory Contract hereby assumed by Boston Trust.

                  USTB agrees to indemnify, defend and hold Coventry harmless from and against any and all loss, cost, damage or expense (including reasonable fees of counsel) whatsoever resulting from or arising out of any breach by Boston Trust of any obligation of the Advisory Contract hereby assumed by Boston Trust.

                  USTB hereby waives any requirement that Coventry exhaust any right or remedy or proceed or take any action against Boston Trust or any other person or entity before exercising any right or remedy against USTB under this Agreement.

                  The obligations of USTB hereunder are absolute and unconditional. USTB's guaranty and indemnity shall be a continuing guaranty and indemnity and shall continue in force and effect until all of the obligations hereby assumed by Boston Trust shall have been satisfied in full.



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         IN WITNESS WHEREOF, USTB, Boston Trust and Coventry hereby execute this
Agreement as of the day and year first above written.

                                           BOSTON TRUST INVESTMENT
                                           MANAGEMENT, INC.

                                           By:  ____________________________

                                           Name:  __________________________

                                           Title: __________________________


                                           UNITED STATES TRUST COMPANY OF
                                           BOSTON

                                           By:  ____________________________

                                           Name:  __________________________

                                           Title: __________________________


                                           THE COVENTRY GROUP

                                           By:  ____________________________

                                           Name:  __________________________

                                           Title: __________________________







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